Exhibit 99.1

ITEM 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rural/Metro Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, of changes in stockholder’s equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Rural/Metro Corporation and its subsidiaries at June 30, 2010 and June 30, 2009, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2010 annual report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes in the year ended 2008.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests in the year ended 2010.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Phoenix, AZ

September 8, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change to reporting segments discussed in Notes 1 and 19 as to which the date is June 20, 2011.

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$20,228	$37,108
Accounts receivable, net	63,581	64,355
Inventories	8,001	8,535
Deferred income taxes	23,737	25,032
Prepaid expenses and other	7,907	19,895

Total current assets	123,454	154,925
Property and equipment, net	50,670	49,096
Goodwill	36,516	37,700
Restricted cash	20,376	—
Deferred income taxes	41,538	41,678
Other assets	15,908	11,556

Total assets	$288,462	$294,955

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$12,914	$14,883
Accrued liabilities	48,290	57,588
Deferred revenue	21,244	21,585
Current portion of long-term debt	6,436	199

Total current liabilities	88,884	94,255
Long-term debt, net of current portion	262,606	277,110
Other liabilities	38,130	28,497

Total liabilities	389,620	399,862

Commitments and contingencies (Note 18)
Rural/Metro stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 25,254,713 and 24,852,726 shares issued and outstanding at June 30, 2010 and 2009, respectively	252	248
Additional paid-in capital	156,748	155,187
Treasury stock, 96,246 shares at both June 30, 2010 and 2009	(1,239)	(1,239)
Accumulated other comprehensive loss	(3,782)	(2,597)
Accumulated deficit	(254,823)	(258,331)

Total Rural/Metro stockholders’ deficit	(102,844)	(106,732)
Noncontrolling interest	1,686	1,825

Total deficit	(101,158)	(104,907)

Total liabilities and deficit	$288,462	$294,955

See accompanying notes

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended June 30,
	2010	2009	2008
Net revenue	$530,754	$491,800	$475,860

Operating expenses:
Payroll and employee benefits	324,748	305,271	294,138
Depreciation and amortization	15,982	14,258	12,405
Other operating expenses	121,891	115,641	115,794
General/auto liability insurance expense	13,902	11,649	14,314
Goodwill impairment	1,184	—	—
Gain on sale of assets and property insurance settlement	(623)	(536)	(1,426)

Total operating expenses	477,084	446,283	435,225

Operating income	53,670	45,517	40,635
Interest expense	(29,096)	(30,843)	(31,731)
Interest income	235	324	374
Loss on debt extinguishment	(14,154)	—	—

Income from continuing operations before income taxes	10,655	14,998	9,278
Income tax provision	(4,395)	(7,433)	(4,706)

Income from continuing operations	6,260	7,565	4,572
Income (loss) from discontinued operations, net of income taxes	(491)	(930)	337

Net income	5,769	6,635	4,909
Net income attributable to noncontrolling interest	(2,261)	(1,609)	(812)

Net income attributable to Rural/Metro	$3,508	$5,026	$4,097

Income (loss) per share
Basic—
Income from continuing operations attributable to Rural/Metro	$0.16	$0.24	$0.15
Income (loss) from discontinued operations attributable to Rural/Metro	(0.02)	(0.04)	0.02

Net income attributable to Rural/Metro	$0.14	$0.20	$0.17

Diluted—
Income from continuing operations attributable to Rural/Metro	$0.16	$0.24	$0.15
Income (loss) from discontinued operations attributable to Rural/Metro	(0.02)	(0.04)	0.01

Net income attributable to Rural/Metro	$0.14	$0.20	$0.16

Average number of common shares outstanding—Basic	25,106	24,834	24,787

Average number of common shares outstanding—Diluted	25,351	24,915	24,952

See accompanying notes

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

AND COMPREHENSIVE INCOME

(in thousands, except share amounts)

	Rural/Metro Stockholders’ Deficit
	Number of Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Rural/Metro Stockholders’ Deficit	Noncontrolling Interest	Total
Balance at June 30, 2007	24,737,726	$247	$154,777	$(1,239)	$(254,628)	$294	$(100,549)	$2,104	$(98,445)
Adjustment due to adoption of uncertain tax position guidance (Note 12)	—	—	—	—	(12,826)	—	(12,826)	—	(12,826)
Share-based compensation expense	—	—	12	—	—	—	12	—	12
Net common stock issued under share-based compensation plans	85,000	1	57	—	—	—	58	—	58
Excess tax benefit from share-based compensation	—	—	72	—	—	—	72	—	72
Distributions to noncontrolling shareholders	—	—	—	—	—	—	—	(950)	(950)
Comprehensive income (loss), net of tax:
Net income	—	—	—	—	4,097	—	4,097	812	4,909
Other comprehensive loss, net of tax Defined benefit pension plan:
Net prior service cost	—	—	—	—	—	(437)	(437)	—	(437)
Net loss	—	—	—	—	—	(296)	(296)	—	(296)

Other comprehensive loss							(733)	—	(733)

Comprehensive income							3,364	812	4,176

Balance at June 30, 2008	24,822,726	$248	$154,918	$(1,239)	$(263,357)	$(439)	$(109,869)	$1,966	$(107,903)
Share-based compensation expense	—	—	241	—	—	—	241	—	241
Net common stock issued under share-based compensation plans	30,000	—	19	—	—	—	19	—	19
Excess tax benefit from share-based compensation	—	—	9	—	—	—	9	—	9
Distributions to noncontrolling shareholders	—	—	—	—	—	—	—	(1,750)	(1,750)
Comprehensive income (loss), net of tax:
Net income	—	—	—	—	5,026	—	5,026	1,609	6,635
Other comprehensive loss, net of tax Defined benefit pension plan:
Amortization of prior service cost	—	—	—	—	—	40	40	—	40
Net loss	—	—	—	—	—	(2,198)	(2,198)	—	(2,198)

Other comprehensive loss							(2,158)	—	(2,158)

Comprehensive income							2,868	1,609	4,477

Balance at June 30, 2009	24,852,726	$248	$155,187	$(1,239)	$(258,331)	$(2,597)	$(106,732)	$1,825	$(104,907)
Share-based compensation expense	—	—	545	—	—	—	545	—	545
Net common stock issued under share-based compensation plans	401,987	4	433	—	—	—	437	—	437
Excess tax benefit from share-based compensation	—	—	583	—	—	—	583	—	583
Distributions to noncontrolling shareholders	—	—	—	—	—	—	—	(2,400)	(2,400)
Comprehensive income (loss), net of tax:
Net income	—	—	—	—	3,508	—	3,508	2,261	5,769
Other comprehensive loss, net of tax Change in fair value of interest rate hedge	—	—	—	—	—	(397)	(397)	—	(397)
Defined benefit pension plan:
Amortization of prior service cost	—	—	—	—	—	40	40	—	40
Amortization of net loss	—	—	—	—	—	158	158	—	158
Net loss	—	—	—	—	—	(986)	(986)	—	(986)

Other comprehensive loss							(1,185)	—	(1,185)

Comprehensive income							2,323	2,261	4,584

Balance at June 30, 2010	25,254,713	$252	$156,748	$(1,239)	$(254,823)	$(3,782)	$(102,844)	$1,686	$(101,158)

See accompanying notes

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,
	2010	2009	2008
Cash flows from operating activities:
Net income	$5,769	$6,635	$4,909
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	16,102	14,697	12,983
Non-cash adjustments to insurance claims reserves	2,517	(4)	(6,260)
Accretion of 12.75% Senior Discount Notes	7,769	9,968	8,809
Accretion of Term Loan due 2014	586	—	—
Deferred income taxes	2,647	7,622	3,493
Excess tax benefits from share-based compensation	(583)	(9)	(72)
Amortization of debt issuance costs	1,577	2,089	2,105
Non-cash loss on debt extinguishment	2,345	—	—
Loss on disposal of property and equipment and proceeds from property insurance settlement	(67)	76	288
Goodwill impairment	1,184	—	—
Share-based compensation expense	545	241	12
Items expensed related to acquisition	186	—	—
Change in assets and liabilities—
Accounts receivable	774	11,776	2,182
Inventories	552	(79)	326
Prepaid expenses and other	(1,081)	559	(422)
Other assets	(2,283)	448	3,411
Accounts payable	(2,772)	(872)	31
Accrued liabilities	3,420	221	3,106
Deferred revenue	(341)	(316)	(3,058)
Other liabilities	(1,321)	(971)	2,978

Net cash provided by operating activities	37,525	52,081	34,821

Cash flows from investing activities:
Capital expenditures	(15,488)	(16,692)	(13,327)
Cash paid for acquisition	(1,400)	—	—
Increase in restricted cash	(20,376)	—	—
Proceeds from the sale of property and equipment and property insurance settlement	148	46	96
Purchases of short-term investments	—	—	(5,000)
Sales of short-term investments	—	—	5,000

Net cash used in investing activities	(37,116)	(16,646)	(13,231)

Cash flows from financing activities:
Payments on debt and capital leases	(192,272)	(12,512)	(13,987)
Issuance of debt	178,200	—	3,800
Cash paid for debt issuance costs	(1,837)	—	(857)
Excess tax benefits from share-based compensation	583	9	72
Net proceeds from issuance of common stock under share-based compensation plans	437	19	58
Distribution of earnings to noncontrolling interest	(2,400)	(1,750)	(950)

Net cash used in financing activities	(17,289)	(14,234)	(11,864)

Increase (decrease) in cash and cash equivalents	(16,880)	21,201	9,726
Cash and cash equivalents, beginning of year	37,108	15,907	6,181

Cash and cash equivalents, end of year	$20,228	$37,108	$15,907

Supplemental disclosure of non-cash operating activities:
Increase in accumulated deficit, other liabilities and decrease in deferred income taxes upon adoption of uncertain tax position guidance	$—	$—	$12,826
(Decrease) increase in other current assets and accrued liabilities for general liability insurance claims	(5,073)	1,508	—
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,750	$962	$892
Note payable incurred for software licenses	—	—	396
Supplemental cash flow information:
Cash paid for interest	$17,944	$19,360	$20,890
Cash paid for income taxes, net	1,353	1,181	1,748

See accompanying notes

RURAL/METRO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The Company and its Significant Accounting Policies

Nature of Business and Operations

Rural/Metro Corporation, a Delaware corporation, and its subsidiaries (collectively, the “Company”) is a leading provider of medical ambulance response services, which consist primarily of emergency and non-emergency response services. These services are provided under contracts with governmental entities, hospitals, nursing homes and other healthcare facilities and organizations. The Company also provides private fire protection and related services on a subscription fee basis to residential and commercial property owners and under long-term master fire contracts with fire districts, industrial sites and airports. These services consist primarily of fire suppression, fire prevention and first responder medical care.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a variable interest entity; which it controls. All material intercompany accounts and transactions have been eliminated.

Fiscal Years

The Company’s fiscal year ends on June 30. Fiscal 2010, 2009 and 2008 refer to the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates have been made by management in connection with the measurement of contractual allowances applicable to Medicare, Medicaid and other third-party payers, the estimate for uncompensated care, the valuation allowance for deferred tax assets, workers’ compensation and general liability self-insured claim reserves, fair values of reporting units for purposes of goodwill impairment testing and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash with federally insured institutions and monitors the amount of credit exposure with any one institution. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and their geographical dispersion.

Reclassifications and Adjustments of Financial Information

The accompanying consolidated financial statements reflect certain reclassifications for the adoption of the new accounting guidance related to noncontrolling interests as described below in Recent Accounting Pronouncements , a change in the Company’s reporting segments as described in Note 19 and operations that were classified as discontinued in fiscal 2010 as described in Note 20. These reclassifications have no effect on previously reported earnings per share.

During the fourth quarter of 2010, the Company determined that certain equipment leases were incorrectly accounted for as operating leases and certain capital costs were improperly recognized as operating expenses. The Company assessed the materiality of these errors on prior periods’ consolidated financial statements and on each quarter of fiscal 2010 in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and SAB No. 108 and concluded that these errors were not material to any such periods. The cumulative effect of the errors was recorded as an adjustment in the fourth quarter of 2010. The effect of these adjustments to the Consolidated Statement of Operations for the quarter ended June 30, 2010 was to decrease operating expenses by $0.3 million, to increase interest expense by $0.1 million and to decrease net income by $0.1 million. The adjustment did not impact income (loss) from discontinued operations. The effect of these adjustments to the Statement of Cash Flows for the quarter ended June 30, 2010 was to decrease cash provided by operating activities by $0.5 million, to increase cash used in investing activities by $0.3 million, and to increase cash used in financing activities by $0.2 million.

Net Revenue

Ambulance services revenue is recognized when services are provided and are recorded net of estimated contractual allowances applicable to Medicare, Medicaid and other third-party payers and net of estimates for uncompensated care. Such contractual allowances applicable to continuing operations totaled $370.9 million, $321.8 million and $295.9 million in fiscal 2010, 2009 and 2008, respectively, and estimates for uncompensated care, which totaled $123.4 million, $116.5 million and $116.1 million in fiscal 2010, 2009 and 2008, respectively, are reflected as reductions to revenue in the accompanying Consolidated Statement of Operations.

Revenue generated under fire protection service contracts is recognized over the life of the contract. Subscription fees, which are generally received in advance, are deferred and recognized on a pro rata basis over the term of the subscription agreement, which is generally one year. Additionally, the Company charges an enrollment fee for new subscribers under its fire protection service contracts. Such fees are deferred and recognized over the estimated customer relationship period of nine years. Other services revenue primarily consists of dispatch, fleet, billing, training and home health care service fees, which are recognized when the services are provided.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less when purchased to be cash equivalents. Under the Company’s cash management practices, outstanding checks are netted against cash when there is a sufficient balance of cash available in the Company’s bank accounts to cover the outstanding amount and a legally enforceable right of offset exists. Where there is no legally enforceable right of offset against cash balances and a form of overdraft protection does not exist, outstanding checks are classified as accounts payable within the Consolidated Balance Sheets and the change in the related balances is reflected in operating activities on the Consolidated Statement of Cash Flows. There were no overdraft balances included in accounts payable in the Company’s Consolidated Balance Sheets as of June 30, 2010 and 2009.

Restricted Cash

The Company classifies cash and cash equivalents which are restricted for use by contractual obligations or the Company’s intentions as restricted cash. The restricted cash is classified as current or noncurrent on the Company’s Consolidated Balance Sheets based on the expected timing of the expiration or termination of the contractual restriction or in the case of the Company’s intent, the expected timing of the use of the restricted cash. The Company classifies changes in restricted cash on its Consolidated Statements of Cash Flows as an investing activity due to the restricted cash placement in interest-bearing accounts or certificates of deposit. Refer to Note 11 for a further discussion of restricted cash transactions.

Allowance for Uncompensated Care

Accounts receivable represent amounts due from customers and are recorded at the time that the Company’s services are provided. Accounts receivable balances are presented net of both estimated contractual allowances applicable to Medicare, Medicaid and other third-party payers and estimates for uncompensated care. Estimates for uncompensated care are based on historical collection trends, credit risk assessments applicable to certain types of payers and other relevant information. Accounts receivable are written-off against the allowance for uncompensated care when the Company has determined the balance will not be collected. A summary of activity in the Company’s allowance for uncompensated care during fiscal 2010, 2009 and 2008 is as follows (in thousands):

	As of June 30,
	2010	2009	2008
Balance at beginning of year	$51,691	$80,737	$75,429
Provision for uncompensated care—continuing operations	123,573	116,353	116,239
Provision for uncompensated care—discontinued operations	1,968	3,611	5,281
Write-off of uncollectible accounts	(119,228)	(149,010)	(116,212)

Balance at end of year	$58,004	$51,691	$80,737

Inventories

Inventories, which consist of medical and fleet supplies, are stated at the lower of cost or market value. Cost is determined on a first in, first-out basis.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and is depreciated over the estimated useful lives using the straight-line method. Equipment and vehicles are depreciated over three to twelve years and buildings are depreciated over ten to thirty years. Leasehold improvements are capitalized and depreciated using the straight-line method over the shorter of the contractual lease terms or the estimated useful lives. Depreciation expense from continuing operations was $15.8 million, $14.0 million and $12.2 million in fiscal 2010, 2009 and 2008, respectively. Maintenance and repairs which do not improve or extend the useful life of assets are expensed as incurred. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss, if any, is recognized in income as realized.

Goodwill

Goodwill represents the excess of the cost of an acquired company over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is evaluated for impairment annually or whenever events or changes in circumstances make it likely that impairment may have occurred. The Company performs its annual goodwill two-step impairment test as of the end of its fiscal year. In the first step, the fair value of the reporting unit is compared to the carrying value of its net assets including goodwill. The fair value of a reporting unit is determined by a market approach based on each reporting unit’s estimated discount rate and long-term growth rate or by (or in combination with) an income approach based on discounted estimated future cash flows from each reporting unit. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets of the reporting unit exceeds the fair value of the reporting unit, then a second step must be performed in order to determine the implied fair value of the goodwill and to compare it to the carrying value of goodwill. If the carrying value of goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The determination of fair value requires the Company to make significant judgments and estimates about future events. The estimated fair value of our reporting units could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or changes in the market capitalization of the Company. Due to the inherent uncertainty involved in making these estimates, actual results could differ materially from the estimates. The Company evaluated the significant judgments used to determine the fair value of each reporting unit, both individually and in the aggregate and concluded they are reasonable.

Based on the results of the impairment test performed as of June 30, 2010, the Company determined that goodwill related to a reporting unit in the South reporting segment was partially impaired and recorded a loss of $1.2 million. For details on the fiscal 2010 impairment, refer to Note 5.

Impairment of Other Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable, by comparing the carrying amount of such assets to the undiscounted future cash flows expected to result from the use and eventual disposition of the asset or asset group. In cases where the undiscounted future cash flows are less than the related carrying amount, an impairment loss is recognized for an amount equal to the excess of the carrying value over the amount by which the carrying amount exceeds the fair value. The fair value is based on quoted market prices or, in instances where quoted market prices are not available, the present value of future cash flows using a discount rate commensurate with the risks involved.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for net operating loss, capital loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which realization of the related benefits is unlikely.

The Company measures and records tax contingency accruals in accordance with accounting principles generally accepted in the United States (“GAAP”) which prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. Only positions meeting the “more likely than not” recognition threshold may be recognized or continue to be recognized.

Derivatives and Hedging

The Company may utilize derivative financial instruments to reduce its exposure to certain market risks such as interest rate risk and fuel price risk. All derivative instruments are recognized on the Company’s Consolidated Balance Sheet at fair value. The Company formally documents all derivative instruments designated as hedging instruments. The effective portion of the gain or loss on derivative instruments designated as cash flow hedges is recorded in other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Other gains or losses on derivative instruments are recognized in current earnings. Refer to Note 10 for a detailed discussion of derivative instruments.

Earnings per Share

Basic earnings per common share is computed by dividing income attributable to Rural/Metro applicable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options, stock appreciation rights and restricted stock units.

Share-based Compensation

Share-based compensation expense is based on the grant-date fair value of the share-based award and the estimated number of awards that are expected to vest. That expense is recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.

Recent Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events—Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). ASU 2010-09 reiterates that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. The updated guidance was effective upon issuance. The Company adopted the ASU in the third quarter of fiscal 2010. The adoption did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The ASU is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures for Level 3 activity, which are effective for interim reporting periods for fiscal years beginning after December 15, 2010. Accordingly, the Company adopted the ASU in the third quarter of fiscal 2010, except for the disclosures for Level 3 activity which are not yet required. The adoption of the ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures. The Company does not expect that the adoption of the Level 3 activity disclosures will have a material impact on its consolidated financial statements and related disclosures. See Note 3 for a discussion of the fair value of the Company’s assets and liabilities.

In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 amends ASC 810, Consolidation to include the new guidance issued in August 2009 that changes the accounting and disclosure requirements for the consolidation of variable interest entities (“VIE”). The ASU changes the approach to determining the primary beneficiary of a VIE and requires entities to more frequently assess whether they must consolidate VIEs. The ASU is effective for annual periods beginning after November 15, 2009. Accordingly, the Company will adopt the ASU in fiscal 2011. The Company does not expect the adoption of the ASU to have a material effect on its consolidated financial statements and related disclosures.

In September 2009, the FASB issued ASU 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2009-12”). ASU 2009-12 permits the use of net asset value per share as a practical expedient for measuring fair value of certain investments. The ASU also requires disclosures by major category of these investments. ASU 2009-12 is effective for interim and annual reporting periods ending after December 15, 2009, with early adoption permitted. The Company adopted the ASU in the second quarter of fiscal 2010 and the adoption did not have a material effect on its consolidated financial statements and related disclosures.

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value (“ASU 2009-05”). ASU 2009-05 clarifies how the fair value of liabilities should be measured and establishes a hierarchy for using different valuation methods. This ASU is effective for the first interim reporting period beginning after August 26, 2009. The Company adopted the ASU in the second quarter of fiscal 2010 and the adoption did not have a material effect on its consolidated financial statements and related disclosures.

In December 2008, the FASB issued a staff position that provides additional guidance regarding annual disclosures about plan assets of defined benefit pension or other postretirement plans. The additional guidance is codified under ASC 715-20-65. This additional guidance is effective for financial statements issued for fiscal years ending after December 15, 2009. Accordingly, the Company has adopted the guidance in fiscal 2010. The Company’s adoption of the new guidance did not have a material effect on its consolidated financial statements and the Company has made the required disclosures.

In December 2007, the FASB issued new guidance on business combinations. The new guidance is codified under ASC 805, Business Combinations. The new guidance establishes accounting standards for all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree) including mergers and combinations achieved without the transfer of consideration. The new guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which for the Company is fiscal year 2010. The Company’s adoption of the new guidance did not have a material effect on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued new guidance that establishes accounting and reporting standards for the noncontrolling interest (previously referred to as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. The new guidance is codified under ASC 810-10-65. The new guidance, which was effective for the Company on July 1, 2009, was applied prospectively upon adoption except for the presentation and disclosure provisions, which require retrospective application for all periods presented. The presentation provisions require that (1) the noncontrolling interest be reclassified to equity, (2) consolidated net income be adjusted to include the net income attributed to the noncontrolling interest and (3) consolidated comprehensive income be adjusted to include the comprehensive income attributed to the noncontrolling interest. The accompanying consolidated financial statements reflect the required changes in presentation as described in the preceding sentence.

In September 2006, the FASB issued new guidance that defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The new guidance is codified under ASC 820, Fair Value Measurements and Disclosures. The new guidance applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, the new guidance does not require any new fair value measurements; however, for some entities, the application of the new guidance will change current practice. The new guidance was effective for the Company on July 1, 2008; however, in February 2008, the FASB issued additional guidance, codified under ASC 820-10, which delayed the effective date of the new guidance for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, for one year. The adoption of the new guidance on July 1, 2008 with respect to the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The adoption of the provisions of the new guidance with respect to its non-financial assets and non-financial liabilities on July 1, 2009 pursuant to the requirements of the additional guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

(2)	Fair Value Measurements

Fair value measurements are classified under the following hierarchy:

•	Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

•

Level 2: Observable inputs other than quoted prices substantiated by market data and observable, either directly or indirectly for the asset or liability. This includes quoted prices for similar assets or liabilities in active markets.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following are the fair values as of June 30, 2010 of the Company’s assets recorded at fair value (in thousands):

	Total Recorded at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$20,228	$20,228	$—	$—
Restricted cash (2)	20,376	20,376	—	—
Interest rate cap (3)	238	—	238	—

Total assets measured at fair value	$40,842	$40,604	$238	$—

(1)	Cash and cash equivalents include bank deposits and money market accounts.
(2)	At June 30, 2010, restricted cash consisted of certificates of deposit of various maturities. See Note 11 for details on restricted cash.
(3)	The fair value of the interest rate cap at June 30, 2010 was based on quoted prices for similar instruments in active markets. See Note 10 for details on the interest rate cap.

The carrying values of accounts receivable, accounts payable, accrued liabilities and other liabilities approximate the related fair values due to the short-term maturities of these assets and liabilities.

The following is a comparison of the fair value and recorded value of the Company’s long-term debt (in thousands):

	As of June 30,
	2010		2009
	Fair Value	Recorded Value	Fair Value	Recorded Value
Term Loan due December 2014 (1)	$179,100	$174,890	$—	$—
12.75% Senior Discount Notes due March 2016 (2)	99,110	93,500	67,320	85,731
Term Loan B due March 2011 (3)	—	—	64,680	66,000
9.875% Senior Subordinated Notes due March 2015 (4)	—	—	111,250	125,000

(1)	The fair value of the Term Loan due December 2014 as of June 30, 2010 was based on the quoted ask price for the loan (Level 2).
(2)	The fair value of the Senior Discount Notes was determined using reported market transaction prices closest to June 30, 2010 and 2009 (Level 2).
(3)	The fair value of the Term Loan B as of June 30, 2009 was based on the quoted ask price for the loan (Level 2).
(4)	The fair value of the Senior Subordinated Notes was determined using reported market transaction prices closest to June 30, 2009 (Level 2).

(3)	Sale of Accounts Receivable

The Company has entered into transactions to sell certain of its previously written-off self pay accounts receivables to an unrelated third party. The Company accounted for each transaction as a sale. The resulting gains were equal to proceeds received because the Company had previously removed the receivables from the balance sheet upon concluding they would not be collected.

The following table shows gains recognized on sale of accounts receivable (in thousands):

	Years ended June 30,
	2010	2009	2008
Continuing operations	$552	$610	$1,703
Discontinued operations	19	33	351

Total gains recognized	$571	$643	$2,054

The gains associated with the Company’s continuing operations are included within gain on sale of assets and property insurance settlement in the Consolidated Statement of Operations. The gains associated with the Company’s discontinued operations are included within income (loss) from discontinued operations. The proceeds received in connection with these transactions are a component of cash provided by operating activities in the Consolidated Statements of Cash Flows.

(4)	Property and Equipment

Property and equipment consists of the following (in thousands):

	As of June 30,
	2010	2009
Equipment	$75,026	$67,716
Vehicles	98,654	94,179
Land and buildings	16,540	16,389
Leasehold improvements	5,784	5,718

	196,004	184,002
Less: Accumulated depreciation	(145,334)	(134,906)

	$50,670	$49,096

(5)	Goodwill

The following table presents changes in the carrying amount of goodwill during fiscal 2010 and 2009 by segment (in thousands):

	0000000	0000000	0000000	0000000	0000000
	East	South	Southwest	West	Total
Balance at June 30, 2008
Goodwill	$10,281	$2,346	$25,073	$—	$37,700
Accumulated impairment losses	—	—	—	—	—

Goodwill, net	10,281	2, 346	25,073	—	37,700

Impairment losses	—	—	—	—	—

Balance at June 30, 2009
Goodwill	10,281	2, 346	25,073	—	37,700
Accumulated impairment losses	—	—	—	—	—

Goodwill, net	10,281	2, 346	25,073	—	37,700

Impairment losses	—	(1,184)	—	—	(1,184)

Balance at June 30, 2010
Goodwill	10,281	2, 346	25,073	—	37,700
Accumulated impairment losses	—	(1,184)	—	—	(1,184)

Goodwill, net	$10,281	$1,162	$25,073	$—	$36,516

As described in Note 1, the Company performs an annual evaluation of goodwill for impairment in a two-step test. The results of the first step of the test performed for fiscal 2010 indicated that the goodwill associated with one of the nine reporting units was potentially impaired. The Company then performed the second step of the impairment test for this reporting unit. Goodwill related to this reporting unit prior to the impairment test totaled $2.3 million. The fair value of the reporting unit was estimated based on discounted cash flow methodologies, which showed that the carrying value of the net assets of the reporting unit exceeded the estimated fair value. The decline in the fair value of the reporting unit is primarily due to a trend in declining profitability and a planned future change in utilization of existing resources in this reporting unit. As a result, a goodwill impairment of $1.2 million was recorded. The Company will continue to monitor the performance of this reporting unit to determine if any interim review of the remaining goodwill is warranted. The results of the first step of the test did not indicate that any of the other reporting units were at risk of impairment.

(6)	Other Assets

Other assets consist of the following (in thousands):

	As of June 30,
	2010	2009
Receivables from insurers (see Note 9)	$9,081	$2,758
Debt issuance costs (see Note 11)	4,859	5,930
Deposits	1,004	1,935
Intangible assets, net	726	550
Interest rate cap (see Note 10)	238	—
Retention bonus	—	383

Total other assets	$15,908	$11,556

The changes in the net carrying amount of intangible assets are as follows (in thousands):

	As of June 30,
	2010	2009
Balance at beginning of year	$550	$764
Amortization	(330)	(214)
Additions	506	—

Balance at end of year	$726	$550

The carrying amounts of intangible assets as of June 30, 2010 and 2009 are as follows (in thousands):

	As of June 30, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived certificate of need	$382	$—	$382
Non-compete agreements	1,525	1,287	238
Service area contracts	99	6	93
Other	30	17	13

Total	$2,036	$1,310	$726

	As of June 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreement	$1,500	$964	$536
Other	30	16	14

Total	$1,530	$980	$550

In April 2010, the Company purchased the assets of a medical transportation services provider in Kentucky. The assets purchased included a certificate of need with a fair value of $0.4 million and service area contracts with a total fair value of $0.1 million. The certificate of need has been deemed an indefinite-lived intangible asset due to the automatic renewal process for it. The service area contracts are being amortized over the life of the agreements including assumed renewals.

During fiscal 2005, the Company capitalized $1.5 million related to a non-compete agreement with its former Chief Executive Officer (“CEO”) which is being amortized on a straight-line basis, adjusted for termination provisions, over the seven year term of the agreement which ends in fiscal 2011. The unamortized balance as of June 30, 2010 was $0.2 million.

During fiscal 2005, the Company entered into an employment agreement with its former CEO, under which the former CEO was paid a retention bonus which was subject to repayment through December 2010 should the Company terminate his employment with cause or should the former CEO terminate his employment without good reason. The former CEO terminated his employment without good reason in January 2010 and repaid $0.3 million of the retention bonus.

The following table shows the expected amortization of intangible assets for each of the fiscal years ending June 30 (in thousands):

00000
2011	$244
2012	29
2013	29
2014	29
2015	5
Thereafter	8

$344

(7)	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	As of June 30,
	2010	2009
Accrued employee benefits	$12,770	$13,665
Accrued payroll and taxes	9,845	8,248
Workers’ compensation related liabilities (see Note 9)	6,232	5,460
Accrued interest	5,604	4,476
General/auto liability related liabilities (see Note 9)	4,530	17,596
Severance	817	1,060
Other	8,492	7,083

Total accrued liabilities	$48,290	$57,588

(8)	Other Liabilities

Other liabilities consist of the following (in thousands):

	As of June 30,
	2010	2009
General/auto liability related liabilities (see Note 9)	$18,690	$11,659
Workers’ compensation related liabilities (see Note 9)	9,184	7,443
Income taxes payable	5,103	5,240
Deferred rent	2,224	2,191
Net pension benefit liability (see Note 16)	1,700	656
Deferred revenue	1,202	1,308
Other	27	—

Total other liabilities	$38,130	$28,497

(9)	General/Auto Liability and Workers’ Compensation Insurance Programs

The Company carries a broad range of insurance policies, including general/auto liability, workers’ compensation, property, professional and other lines of coverage in order to minimize the risk of loss due to accident, injury, automobile and professional liability claims resulting from our operations, and to comply with certain legal and contractual requirements,.

The Company retains certain levels of exposure in its general/auto liability and workers’ compensation programs and purchases coverage from third-party insurers for exposures in excess of those levels. In addition to expensing premiums and other costs relating to excess coverage, the Company establishes reserves for claims, both reported and incurred but not reported, on a gross basis. A receivable is recognized for amounts expected to be recovered from insurers in excess of the retention limits. The Company regularly evaluates the financial capacity of its insurers to assess the recoverability of the receivable.

The Company engages third-party administrators (“TPAs”) to manage general/auto liability and workers’ compensation claims. The TPAs estimate a loss reserve at the time a claim is reported and then monitor the development of the claim over time to confirm that such estimates continue to be appropriate. Semi-annually, or in interim periods if events or changes in circumstances indicate additional evaluation is necessary, management engages independent actuaries to assist with estimating its claim reserves based on loss reserve estimates provided by the TPAs. The Company adjusts its claim reserves with an associated increase or decrease to expense as new information on the underlying claims is obtained.

Additionally, the Company’s general/auto liability and workers’ compensation insurers require the Company to post collateral to support future expected claim payments. The Company has provided letters of credit as collateral to support retention limits. These letters of credit, issued primarily under the Credit Facility and discussed in Note 11 to the Consolidated Financial Statements, totaled $44.7 million and $42.2 million as of June 30, 2010 and 2009, respectively.

General/Auto Liability

A summary of activity in the Company’s general/auto liability claim reserves and related receivable from insurers is as follows (in thousands):

	Gross Claim Reserves	Receivables from Insurers	Net General/ Auto Related Liabilities
Balance June 30, 2008	$29,661	$14,524	$15,137
Provision charged to general/auto liability insurance	5,290	—	5,290
Claim payments	(4,706)	—	(4,706)
Actuarial adjustment	(2,498)	(775)	(1,723)
Increase in estimated recoverable claims	1,508	1,508	—

Balance June 30, 2009	29,255	15,257	13,998
Provision charged to general/auto liability insurance	6,827	—	6,827
Claim payments	(5,207)	—	(5,207)
Actuarial adjustment	(2,582)	(1,290)	(1,292)
Decrease in estimated recoverable claims	(5,073)	(5,073)	—

Balance June 30, 2010	$23,220	$8,894	$14,326

The classification of general/auto liability related amounts in the consolidated balance sheets as of June 30, 2010 and 2009 is as follows (in thousands):

	As of June 30,
	2010	2009
Receivables from insurers included in prepaid expenses and other	$—	$13,074
Receivables from insurers included in other assets	8,894	2,183

Total general/auto liability related assets	8,894	15,257

Claims reserves included in accrued liabilities	4,530	17,596
Claims reserves included in other liabilities	18,690	11,659

Total general/auto liability related liabilities	23,220	29,255

Net general/auto liability related liabilities	$14,326	$13,998

In 2004, an individual filed suit against the Company for injuries that were allegedly sustained as a result of negligence on the part of the Company. In 2007, a jury awarded the plaintiff compensatory damages of $12.1 million. The Company filed a motion to appeal. The Company is covered under an automobile liability insurance program and maintains excess insurance with coverage limits in excess of the award, for the related policy year. In December 2009, the appeal was denied and the claim was paid by the Company’s insurance carriers. The Company had recorded a liability and an offsetting receivable representing the amount due from the insurer of $13.1 million as of June 30, 2009. This amount represented the difference between the award plus accrued interest and the self-insured deductible. The liability was classified as a component of accrued liabilities and the receivable was classified as a component of prepaid expenses and other on the consolidated balance sheet as of June 30, 2009. The accrual, including accrued interest, was reversed in the second quarter of fiscal 2010 due to the settlement described above and therefore there are no amounts recorded as of June 30, 2010 related to this case. As of June 30, 2010 and 2009, respectively, we had liabilities and offsetting receivables of $8.0 million and $13.1 million, respectively, related to outstanding claims.

Workers’ Compensation

A summary of activity in the Company’s workers’ compensation claim related reserves, deposits and premium asset/liabilities is as follows (in thousands):

	Gross Claims Reserves and Premium Liabilities	Receivables from Insurers and Deposits	Net Workers’ Compensation Related Liabilities
Balance June 30, 2008	$11,243	$2,057	$9,186
Provision charged to payroll and employee benefits	5,829	—	5,829
Claim payments	(5,899)	—	(5,899)
Actuarial adjustment	1,730	12	1,718
Decrease in estimated recoverable claims	—	(439)	439

Balance June 30, 2009	12,903	1,630	11,273
Provision charged to payroll and employee benefits	7,740	—	7,740
Claim payments	(7,756)	—	(7,756)
Actuarial adjustment	1,849	(388)	2,237
Increase in estimated recoverable claims	798	(504)	1,302
Prior year premium refund	(118)	(118)	—

Balance June 30, 2010	$15,416	$620	$14,796

The classification of workers’ compensation related amounts in the consolidated balance sheets as of June 30, 2010 and 2009 is as follows (in thousands):

	As of June 30,
	2010	2009
Insurance deposits included in prepaid expenses and other	$137	$339
Insurance deposits included in other assets	296	716
Receivables from insurers included in other assets	187	575

Total workers’ compensation related assets	620	1,630

Claims reserves and premium liabilities included in accrued liabilities	6,232	5,460
Claims reserves included in other liabilities	9,184	7,443

Total workers’ compensation related liabilities	15,416	12,903

Net workers’ compensation related liabilities	$14,796	$11,273

The Company has a per-occurrence self-insured retention for the policy periods which cover May 2005 through April 2011. The Company’s aggregate retention limit for those periods is unlimited. For policy years prior to May 2002, policies also included a per-occurrence retention with no annual aggregate limit. For the policy periods May 2002 through May 2005, the Company purchased a first dollar coverage program with a retrospectively rated endorsement whereby the related premiums are subject to adjustment at certain intervals based on subsequent review of actual losses incurred as well as payroll amounts.

The Company determined that the policies for the policy years ended April 30, 2003 and 2004 effectively transferred the risk of loss to the insurer. As a result, the cost applicable to those policy years consisted entirely of the related premium expense and no related claim reserves are recorded. However, the Company has recorded an estimated premium receivable/liability, based on estimates provided by an independent actuary, for subsequent premium adjustments. For these policy years as of June 30, 2010 and 2009, the Company had recorded premium liabilities of $0.5 million and $1.0 million, respectively.

For the policy year ended April 30, 2005, the Company determined that the risk of loss was not effectively transferred to the insurer. As a result, the Company recorded a deposit for amounts paid to the insurer during the policy period in excess of the identified premiums along with a corresponding insurance claim reserve. These amounts are periodically revalued as claims are paid under the policy. As of June 30, 2010 and 2009, the Company’s deposit balances for this policy year were $0.4 million and $1.1 million, respectively. As of June 30, 2010 and 2009, the claim reserves for this policy year were $1.5 million and $0.9 million, respectively.

The Company has issued a letter of credit, which totaled $2.2 million and $2.3 million as of June 30, 2010 and 2009, respectively, to cover any remaining claims on the policy periods 1992 to 2001.

Legion

During fiscal 2002, the Company purchased certain portions of its workers’ compensation coverage from Legion Insurance Company (“Legion”). Legion required assurances that the Company would fund its related retention obligations, which were estimated by Legion to approximate $6.2 million. The Company provided this assurance by purchasing a deductible reimbursement policy from Mutual Indemnity (Bermuda), Ltd. (“Mutual”), a Legion affiliate. That policy required the Company to deposit $6.2 million with Mutual and required Mutual to utilize such funds to satisfy the Company’s retention obligations under the Legion policy.

On July 25, 2003, the Pennsylvania Insurance Department placed Legion into liquidation. In January 2003, the Commonwealth Court of Pennsylvania (the “Court”) ordered the Legion liquidator and Mutual to establish segregated trust accounts to be funded by cash deposits held by Mutual for the benefit of individual insureds, such as the Company. It is the Company’s understanding that the Legion liquidator and Mutual continue to negotiate the legal framework for the form and administration of these trust accounts and that no final agreement has yet been reached. Under Act 46, the Legion liquidator is required to first utilize the cash deposits available with Mutual before attempting to collect any amounts from the Company. Based on the information currently available, the Company believes that the amounts on deposit with Mutual are fully recoverable and will either be returned to the Company or used to pay claims on its behalf. In the event that the Company or the Legion liquidator are unable to access the funds on deposit with Mutual, the Company may be required to fund the related workers’ compensation claims for the applicable policy years, to the extent that such losses are not covered by the applicable state guaranty funds. In fiscal 2003 and 2004, the Legion liquidator ordered the Company’s TPA to forward all workers’ compensation claims related to fiscal 2002 to the state guaranty funds that will be administering these claims. Since these claims are not in the Company’s control, it may not be able to obtain current information as to the settlement of these claims and to the use of their deposits to satisfy these claims. The Company had a net receivable totaling $0.1 million and $0.5 million as of June 30, 2010 and 2009, respectively, related to this policy year.

(10)	Derivative Instruments and Hedging Activities

To reduce its exposure to interest rate risk related to its variable-rate debt, the Company entered into a three-year interest rate cap contract during the third quarter of fiscal 2010. The interest rate cap covers a notional amount of $60.0 million of the 2009 Term Loan for three years (see Note 11). The interest rate cap qualifies for hedge accounting and has been formally designated as a cash flow hedging instrument. The fair value of the instrument is reported on the Company’s Consolidated Balance Sheet. The effective portion of the gain or loss on the instrument is reported as a component of other comprehensive income and reclassified into earnings as interest income/expense in the same periods during which the hedged forecasted transactions affect earnings.

The fair value of the instrument as of June 30, 2010 was $0.2 million (see Note 2) and is reported in other assets on the Consolidated Balance Sheet. The fair value of the components of the contract that mature within twelve months is reported as prepaid expenses and other and is not significant. For fiscal 2010, a decrease in the fair value of the instrument of $0.4 million, net of income tax benefit of $0.2 million, was recognized in other comprehensive income and no amounts of accumulated other comprehensive income were reclassified into earnings. The Company expects to reclassify $43,000 of existing losses reported in accumulated other comprehensive income to interest expense within the next twelve months. The balance of the comprehensive loss in accumulated other comprehensive income as of June 30, 2010 was $0.4 million, net of income tax benefit. There was no cash flow hedge ineffectiveness for fiscal 2010.

(11)	Long-Term Debt

The following is a summary of the Company’s outstanding long-term debt (in thousands):

	As of June 30,
	2010	2009
Term Loan due December 2014	$174,890	$—
12.75% Senior Discount Notes due March 2016	93,500	85,731
Term Loan B due March 2011	—	66,000
9.875% Senior Subordinated Notes due March 2015	—	125,000
Other obligations, at varying rates from 5.90% to 14.64%, due through 2013	652	578

Long-term debt	269,042	277,309
Less: Current maturities	(6,436)	(199)

Long-term debt, net of current maturities	$262,606	$277,110

Debt Maturities

Aggregate annual maturities on long-term debt as of June 30, 2010 for each of the fiscal years ending June 30 are as follows (in thousands):

2011	$7,475
2012	9,226
2013	9,167
2014	16,542
2015	137,342
Thereafter	93,500

Gross principal	273,252
Less: Term Loan due December 2014 discount	(4,210)

Total debt at June 30, 2010	$269,042

As of June 30, 2010, the Company had outstanding letters of credit which mature during the next twelve months totaling $44.6 million, of which $44.5 million support general/auto liability and workers’ compensation insurance programs. The Company anticipates renewing these letters of credit.

2009 Credit Facility

Effective December 9, 2009, the Company, through its wholly-owned subsidiary Rural/Metro Operating Company, LLC (“Rural/Metro LLC”) entered into a transaction whereby the 2005 Credit Facility was terminated. In connection with this transaction a tender offer was also made for the Senior Subordinated Notes. In order to terminate the existing debt Rural/Metro LLC entered into a new five-year $180.0 million term loan and a four-year $40.0 million revolving credit facility with a $25.0 million letter of credit sub-line (“2009 Credit Facility”). The Company and its domestic subsidiaries are guarantors of Rural/Metro LLC’s obligations under the 2009 Credit Facility. Additionally, the Company entered into a cash collateralized letter of credit facility agreement that provided $17.6 million in letters of credit secured by $17.8 million deposited in a restricted account. The Company elected to use the gross method to account for the debt refinancing. As a result of the refinancing, the Company recognized a $13.8 million loss on debt extinguishment in the Consolidated Statement of Operations. The loss on debt extinguishment was comprised of the write-off of unamortized debt issuance costs related to the Company’s 2005 Credit Facility and the expensing of certain third-party and lender fees, offset by the capitalization of debt issuance costs on the 2009 Credit Facility. The Company called the remaining $4.0 million of Senior Subordinated Notes during the third quarter of fiscal 2010 and recognized additional loss on debt extinguishment of $0.3 million. See Senior Subordinated Notes below.

The loss on debt extinguishment and changes in unamortized debt issuance costs at the date of the transaction (in thousands) are summarized as follows:

	Senior Subordinated Notes	Term Loan B	2005 Revolving Credit Facility	2005 Letter of Credit Facility	2009 Term Loan	2009 Revolving Credit Facility	Cash Collateralized Letter of Credit Facility	Total
Unamortized Debt Issuance Costs	$2,775	$547	$51	$425	$—	$—	$—	$3,798
Lender Fees	8,971	—	—	—	1,800	800	—	11,571
Third Party Fees	1,313	95	326	733	4,505	658	21	7,651
Fees Allocated to 2009 Credit Facility	(3,894)	(494)	(34)	(23)	4,388	57	—	—

Total Debt Refinancing Costs	$9,165	$148	$343	$1,135	$10,693	$1,515	$21	$23,020

Loss on Debt Extinguishment	9,076	148	343	1,135	3,140	—	—	13,842
Unamortized Debt Issuance Costs Balance at Transaction Date	89	—	—	—	2,756	1,515	21	4,381
Fees Recorded as Discount	—	—	—	—	4,797	—	—	4,797

Term Loan due December 2014

The 2009 Credit Facility includes a $180.0 million Term Loan due in December 2014 (“Term Loan due December 2014”). The Term Loan due December 2014 bears interest at the LIBOR plus an applicable margin of 5% subject to a LIBOR floor of 2%, or at Rural/Metro LLC’s option, the Alternate Base Rate (“ABR”) as defined in the credit agreement plus an applicable margin of 4% subject to an ABR floor of 3%. In the case of the LIBOR option, whereby the contract periods may be equal to one, two, three or six months from the date of initial borrowing, interest is payable on the last day of each contract period, subject to a maximum payment term of three months. Interest is payable at the end of each quarter in the case of the ABR option. The Term Loan due December 2014 requires quarterly principal payments totaling 1% of the original Term Loan principal balance in the first year, 5% of the original Term Loan principal balance in the second through fourth years and 10% of the original Term Loan principal balance in the fifth year of the agreement. Additionally, annual principal payments equal to 50% of fiscal year-end excess cash flow, as defined in the credit agreement, are required. The required excess cash flow payments may decrease to 25% or 0% based on the total leverage ratio, as defined in the credit agreement. The Term Loan due December 2014 may be prepaid without penalty (other than payment of certain losses and expenses incurred by the lender as a result of such prepayment) at any time at the option of Rural/Metro LLC. In addition to the scheduled principal payments, the Company is required to make an excess cash flow payment, as defined under its 2009 Credit Facility, of $1.9 million within 90 days of June 30, 2010. The excess cash flow payment will be applied to the principal balance of the Term Loan due 2014.

Based on the required principal payment terms and the excess cash flow payment, $6.4 million of the Term Loan due December 2014 has been classified as current on the Consolidated Balance Sheet as of June 30, 2010.

The Company purchased an interest rate cap as a hedge for $60.0 million of the Term Loan due December 2014 as discussed in Note 10 above.

The Company capitalized $2.8 million of debt issuance costs related to the Term Loan due December 2014 which includes the transfer of $1.4 million of unamortized debt issuance costs from the 2005 Credit Facility and $1.4 million of fees incurred with third parties. The Company is amortizing those costs as interest expense over the term of the loan. Additionally, the Term Loan due December 2014 was issued at a discount of $1.8 million and $3.0 million of lender fees were also recorded as a discount, both of which are being accreted to interest expense over the term of the loan.

As of June 30, 2010, all of the outstanding Term Loan due December 2014 balance was accruing interest at 7.00% per annum under three-month LIBOR contracts.

2009 Revolving Credit Facility

The 2009 Credit Facility includes a $40.0 million revolving credit facility, which matures in December 2013 (“2009 Revolving Credit Facility”). The 2009 Revolving Credit Facility includes a letter of credit sub-line whereby $25.0 million of the facility can be utilized to issue letters of credit. Letters of credit issued under the facility reduce the borrowing capacity on the total facility. Borrowings on the Revolving Credit Facility bear interest at LIBOR plus an applicable margin of 5% subject to a LIBOR floor of 2% or, at Rural/Metro LLC’s option, the ABR as defined in the credit agreement plus an applicable margin of 4% subject to an ABR floor of 3%. In the case of the LIBOR option, whereby the contract periods may be equal to one, two, three or six months from the date of initial borrowing, interest is payable on the last day of each contract period, subject to a maximum payment term of three months. Interest is payable at the end of each quarter in the case of the ABR option. Additionally, Rural/Metro LLC will pay a commitment fee to the Revolving Credit Facility lenders equal to 0.75% on the undrawn revolving commitment, payable quarterly. An administrative fee of $125,000 per year is required to be paid in quarterly installments with the first installment due on the closing date.

Amounts related to outstanding letters of credit issued under the 2009 Revolving Credit Facility bear a participation fee of 5.0% and a fronting fee of 0.25%, payable quarterly.

The Company capitalized $1.5 million of debt issuance costs related to the 2009 Revolving Credit Facility which includes $0.8 million paid to the lenders in the facility and $0.7 million of fees incurred with third parties. The Company is amortizing those costs as interest expense over the term of the facility.

As of June 30, 2010, letters of credit totaling $24.6 million were outstanding under the 2009 Revolving Credit Facility. These letters of credit primarily support the Company’s insurance deductible programs. Aside from the letters of credit issued under the facility, no other amounts were outstanding under the 2009 Revolving Credit Facility as of June 30, 2010.

Cash Collateralized Letter of Credit Facility

In addition to the $25.0 million letter of credit sub-line available under the 2009 Revolving Credit Facility, the Company entered into an additional letter of credit agreement (“Cash Collateralized LC Facility”). The initial commitment under the Cash Collateralized LC Facility was $17.6 million and matures on December 9, 2011 (the “Maturity Date”). Letters of credit issued under the agreement expire on the earlier of one year after the date of issuance, renewal or extension up to one year after the Maturity Date (subject to renewal in certain cases). These letters of credit primarily support the Company’s insurance deductible programs.

The Company executed a collateral pledge agreement as a condition to the Cash Collateralized LC Facility. The collateral pledge agreement requires the Company to maintain on deposit an amount equal to the amount of the commitments under the Cash Collateralized LC Facility plus 1.375% for fees and cash reserves. The deposit is maintained in certificates of deposit and will be used as security in the event any of the lenders are required to make a letter of credit disbursement. As of June 30, 2010, the Company had $20.1 million in letters of credit outstanding under the Cash Collateralized LC Facility and $20.4 million in restricted cash on deposit to guarantee those letters of credit. The restricted cash related to the Cash Collateralized LC Facility has been classified as a noncurrent asset on the Consolidated Balance Sheets due to the Company’s intent for the letters of credit to remain outstanding for a period greater than 12 months.

The Company must pay a participation fee of 1.25% of the face amount of the letters of credit, quarterly in arrears, to the administrative agent. The Company also must pay a 0.125% fronting fee to any new lenders if additional lenders enter the agreement.

The Company capitalized $28,000 of debt issuance costs related to the Cash Collateralized LC Facility. The Company is amortizing those costs as interest expense over the term of the facility.

2005 Credit Facility

The Company’s 2005 Credit Facility included a Term Loan B Facility maturing in 2011, a $45.0 million Letter of Credit Facility maturing in 2011 and a $20.0 million Revolving Credit Facility maturing in March 2010, each of which was terminated in conjunction with the Company entering into the 2009 Credit Facility, as discussed above. The Term Loan B Facility, the Letter of Credit Facility and the Revolving Credit Facility are described below.

Term Loan B Facility

During fiscal 2010, the Company made a $10.0 million principal repayment on its Term Loan B and repaid the balance of $56.0 million in connection with its December 2009 refinancing transaction. There were no prepayment penalties or fees associated with the principal repayments under the Term Loan B (other than our reimbursement of certain losses and expenses incurred by the lender as a result of such repayment). In connection with the $10.0 million principal repayment the Company wrote-off $0.1 million of debt issuance costs. In connection with its December 2009 refinancing transaction the Company incurred third-party fees and wrote off the remaining $0.5 million of unamortized debt issuance costs, a portion of which was transferred to the 2009 Term Loan and a portion of which was expensed as loss on debt extinguishment.

The Term Loan B bore interest at LIBOR plus 3.50% per annum, based on contractual periods from one to six months in length at the option of the Company. Through December 9, 2009, when the entire balance was repaid, all of the outstanding Term Loan B balance was under LIBOR option one-month contracts accruing interest at 3.74% per annum based on the interest rate contracts in effect at that time. As of June 30, 2009, all of the outstanding Term Loan B balance was under a LIBOR one-month contract accruing interest at 3.8175% per annum.

Letter of Credit Facility

In connection with its December 2009 refinancing transaction the Company terminated the Letter of Credit Facility. In connection with the termination of the facility, the Company incurred third-party fees and wrote-off the remaining $0.4 million of unamortized debt issuance costs, a portion of which was transferred to the 2009 Credit Facility and a portion of which was expensed as the loss on debt extinguishment. In connection with its December 2009 refinancing transaction the Company transferred its letters of credit under the 2005 Credit Facility to its letter of credit facility sub-line under its 2009 Revolving Credit Facility and its Cash Collateralized Letter of Credit Facility.

The Letter of Credit Facility was available primarily to support and/or replace existing and future insurance deductible arrangements of the Company, Rural/Metro LLC and the Guarantors as defined by the 2005 Credit Facility agreement. The Letter of Credit Facility required the Company to pay a participation fee of 3.50% plus an administrative fee of 0.15% for a total of 3.65% per annum on the total facility payable quarterly. In addition, Rural/Metro LLC was required to pay a fronting fee of 0.125% per annum on issued letters of credit payable quarterly.

Revolving Credit Facility

In connection with its December 2009 refinancing transaction the Company terminated its Revolving Credit Facility under the 2005 Credit Facility. In connection with the termination of the facility, the Company incurred third-party fees and wrote-off the remaining $51,000 of unamortized debt issuance costs, a portion of which was transferred to the 2009 Credit Facility and a portion of which was expensed as the loss on debt extinguishment. The Company’s $20.0 million Revolving Credit Facility included a letter of credit sub-line in the amount of $10.0 million and any letters of credit issued under the sub-line reduced the amount of drawings available under the Revolving Credit Facility by the amount of such letters of credit. A commitment fee of 0.50% was payable on the total undrawn revolving commitment, plus a fronting fee of 0.25% on any letter of credit issued under the sub-line, payable at the end of each quarter.

Senior Subordinated Notes

In the second quarter of fiscal 2010, the Company announced the launch of a tender offer and consent solicitation for its outstanding 9.875% Senior Subordinated Notes. The purchase price per $1,000 principal amount of Senior Subordinated Notes to be paid for each validly tendered Senior Subordinated Note was (1) the redemption price of the Senior Subordinated Notes plus scheduled interest to March 15, 2010, discounted based on a yield to March 15, 2010 that is equal to the sum of (i) the yield on the 4.00% US Treasury note due March 15, 2010, and (ii) a fixed spread of 50 basis points, less (2) an amount equal to the consent payment. Those Senior Subordinated Note holders who tendered on or before the consent date of November 20, 2009 were paid a consent fee of $20 per $1,000 of principal amount of Senior Subordinated Notes. This equated to a payment of $1,074.14 for each $1,000 of principal amount of Senior Subordinated Notes for those tendered on or before the consent date and $1,054.14 for each $1,000 of principal amount of Senior Subordinated Notes tendered subsequent to the consent date. A total of $121.0 million of principal amount of Senior Subordinated Notes were tendered on or before the consent date. None of the remaining Senior Subordinated Notes were tendered after the consent date but prior to the expiration date of December 8, 2009.

In connection with its December 2009 refinancing transaction the Company paid lenders $9.0 million of tender and consent fees, incurred third-party fees and wrote-off $2.8 million of unamortized debt issuance costs, a portion of which was transferred to the 2009 Credit Facility and a portion of which was expensed as debt extinguishment.

The Company used $4.2 million of restricted cash to call the remaining $4.0 million of Senior Subordinated Notes during the third quarter of fiscal 2010. The Company remitted to lenders the $4.0 million outstanding principal plus a call premium of $0.2 million which was equal to 4.938% of the principal balance as required by the terms of the agreement governing such Senior Subordinated Notes. The Company recognized a loss on debt extinguishment of $0.3 million which includes the call premium and the write-off of $0.1 million of unamortized debt issuance costs.

12.75% Senior Discount Notes

In March 2005, Rural/Metro Corporation completed a private placement of the Senior Discount Notes and received gross proceeds of $50.2 million. While interest was accrued prior to March 15, 2010, cash interest payments will be due beginning September 15, 2010. The Senior Discount Notes had an initial accreted value of $536.99 per $1,000 principal amount at maturity. The accreted value increased from the date of issuance until March 15, 2010 at a rate of 12.75% per annum compounded semiannually such that the accreted value equaled the principal amount at maturity of each Senior Discount Note on that date. The accreted value of the Senior Discount Notes was $93.5 million at June 30, 2010 and $85.7 million at June 30, 2009. The Senior Discount Notes have been registered under the Securities Act of 1933, as amended.

The Senior Discount Notes are unsecured senior obligations of Rural/Metro Corporation and will rank equally in right of payment with all its existing and future unsecured senior obligations and senior to its subordinated indebtedness. The Senior Discount Notes will be subordinated to the Company’s existing and future secured indebtedness, including its guarantee of the 2009 Credit Facility, to the extent of the assets securing that indebtedness. The Senior Discount Notes are not guaranteed by any of Rural/Metro Corporation’s subsidiaries and are subordinated to all obligations of Rural/Metro Corporation’s subsidiaries.

Rural/Metro Corporation may redeem all or part of the Senior Discount Notes at various redemption prices given the date of redemption as set forth in the indenture governing the Senior Discount Notes. If Rural/Metro Corporation experiences a change of control, it may be required to offer to purchase the Senior Discount Notes at a purchase price equal to 101% of their accreted value, plus accrued and unpaid interest.

The Company capitalized costs totaling $2.2 million related to this issuance and is amortizing these costs to interest expense over the term of the Senior Discount Notes. Unamortized deferred financing costs related to the Senior Discount Notes were $1.1 million and $1.3 million at June 30, 2010 and 2009, respectively.

Debt Covenants

The 2009 Credit Facility and the Senior Discount Notes include various financial and non-financial covenants applicable to Rural/Metro LLC as well as quarterly and annual financial reporting obligations.

Specifically, the 2009 Credit Facility requires Rural/Metro LLC and its subsidiaries to meet certain financial tests, including an interest expense coverage ratio, a total leverage ratio, and a senior secured leverage ratio. The 2009 Credit Facility also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances, capital expenditures, business activities by the Company as a holding company, and other matters customarily restricted in such agreements. The financial covenants related to the Senior Discount Notes are similar to or less restrictive than those under the 2009 Credit Facility. The Company was in compliance with all of the applicable covenants under the 2009 Credit Facility and under the Senior Discount Notes as of June 30, 2010.

(12)	Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations (in thousands):

	Years ended June 30,
	2010	2009	2008
Current income tax (provision) benefit	$(1,456)	$738	$(1,413)
Deferred income tax provision	(2,647)	(7,622)	(3,493)

Total income tax provision	$(4,103)	$(6,884)	$(4,906)

Continuing operations provision	$(4,395)	$(7,433)	$(4,706)
Discontinued operations (provision) benefit	292	549	(200)

Total income tax provision	$(4,103)	$(6,884)	$(4,906)

The following table shows the components of the income tax (provision) benefit applicable to continuing operations (in thousands):

	Years ended June 30,
	2010	2009	2008
Current:
Federal	$(43)	$319	$(307)
State	(1,452)	349	(1,078)

Total	(1,495)	668	(1,385)

Deferred:
Federal	(2,742)	(6,151)	(3,138)
State	(158)	(1,950)	(183)

Total	(2,900)	(8,101)	(3,321)

Total income tax provision attributable to continuing operations	$(4,395)	$(7,433)	$(4,706)

The income tax (provision) benefit differs from the amount computed by applying the statutory U.S. federal income tax rate of 35% to income (loss) from continuing operations before income taxes as follows (in thousands):

	Years ended June 30,
	2010	2009	2008
Federal income tax provision at statutory rate	$(3,729)	$(5,249)	$(3,247)
State taxes, net of federal tax benefit	(979)	(2,330)	(1,371)
Wage tax credits	134	970	—
Change in valuation allowance	—	449	—
Disallowed interest on Senior Discount Notes	(486)	(624)	(551)
Executive compensation	448	(807)	(691)
Change in reserve estimates	(83)	(158)	1,067
Noncontrolling interest	791	563	284
Meals and entertainment	(69)	(88)	(71)
Legislative expenses	(118)	(157)	(114)
Goodwill impairment	(298)	—	—
Other, net	(6)	(2)	(12)

Total income tax provision attributable to continuing operations	$(4,395)	$(7,433)	$(4,706)

The following table summarizes the components of the Company’s deferred tax assets and liabilities (in thousands):

	As of June 30,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$31,708	$33,561
Tax credit carryforwards	2,517	2,136
Insurance claim reserves	11,744	10,545
Estimate for uncompensated care	9,689	12,000
Settlements	1,847	1,433
Compensation and benefits	2,037	2,149
Deferred revenue	576	1,511
Interest expense	13,297	10,964
Joint venture interest	425	482
Other	5,123	4,138

Deferred tax assets	78,963	78,919

Deferred tax liabilities:
Accelerated depreciation and amortization	(5,542)	(4,678)

Deferred tax liabilities	(5,542)	(4,678)

Net deferred tax assets before valuation allowance	73,421	74,241
Less: valuation allowance	(8,146)	(7,531)

Net deferred tax asset	$65,275	$66,710

As of June 30, 2010, the Company had net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $65.8 million, which expire in 2021-2024, and state NOL carryforwards of approximately $211.7 million, which expire in 2010-2030. The Company had minimum tax credit carryforwards of $2.0 million for federal income tax purposes. These credits can be carried forward indefinitely, but may only be used to the extent that regular tax exceeds the alternative minimum tax in any given year. The Company also had Federal General Business Credit carryforwards of $0.5 million which expire in 2026-2029.

As required by GAAP, management assesses the recoverability of the Company’s deferred tax assets on a regular basis and records a valuation allowance for any such assets where recoverability is determined to be unlikely. The Company’s evaluation of its valuation allowance against certain state deferred tax assets resulted in a release of the valuation allowance for two states in fiscal 2009. The Company determined that realization of these deferred tax assets is more likely than not based on past results, projected future results, and the tax laws of these jurisdictions. The valuation allowance release resulted in a benefit of $0.4 million for fiscal 2009. The Company maintained a valuation allowance of $8.1 million as of June 30, 2010 for those net operating loss carryforwards that management currently expects will expire prior to utilization.

A summary of activity in the Company’s valuation allowance for deferred tax assets during fiscal 2010, 2009 and 2008 is as follows (in thousands):

	As of June 30,
	2010	2009	2008
Balance at beginning of year	$7,531	$30,424	$30,846
Change in related deferred tax assets	615	(22,444)	(422)
Valuation allowance release	—	(449)	—

Balance at end of year	$8,146	$7,531	$30,424

Pursuant to Internal Revenue Code Section 382, if the Company underwent an ownership change, the NOL carryforward limitations would impose an annual limit on the amount of the taxable income that may be offset by the Company’s NOL generated prior to the ownership change. If an ownership change were to occur, the Company may be unable to use a significant portion of its NOL to offset taxable income.

The income tax provision for fiscal 2009 reflects a $1.0 million benefit for wage tax credits related to the Company’s participation in Federal and state wage tax incentive programs in the state of New York from 2002 to 2008. The income tax provision for fiscal 2010 reflects a $0.1 million benefit for wage credits earned during the year.

The Company adopted new guidance related to uncertain tax positions as of July 1, 2007. The adoption of the guidance resulted in a $12.8 million cumulative effect adjustment to retained earnings. As of the date of adoption, the Company’s unrecognized tax benefits totaled approximately $34.1 million, $30.4 million of which would favorably impact the Company’s effective tax rate if subsequently recognized. As of June 30, 2010, the Company had unrecognized tax benefits totaling approximately $33.9 million, $30.4 million of which would favorably impact the Company’s effective tax rate if subsequently recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Years ended June 30,
	2010	2009	2008
Unrecognized tax benefits balance at beginning of fiscal year	$34,099	$34,111	$34,075
Additions for tax positions taken in current periods	80	70	18
Additions for tax positions taken in prior periods	—	—	713
Reductions for tax positions taken in current periods	—	(5)	—
Reductions for tax positions taken in prior periods	(90)	(20)	(694)
Reductions for lapses of statute of limitations	(149)	(57)	(1)

Unrecognized tax benefits balance at end of fiscal year	$33,940	$34,099	$34,111

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties as of June 30, 2010 and 2009 were approximately $0.4 million and $0.5 million, respectively. Approximately $0.1 million of interest and penalties were recorded for both fiscal 2010 and 2009. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S. federal, Arizona, California, Florida, Indiana, New York, Ohio and Tennessee. The Company has had NOLs in various years for Federal purposes and for many states. The statute of limitations for a particular tax year for examination by the Internal Revenue Service is generally three years subsequent to the filing of the associated tax return. However, the Internal Revenue Service can adjust NOL carryovers up to three years subsequent to the last year in which the loss carryover is finally used. Accordingly, there are multiple years open to examination. The statute of limitations is generally three to four years for many of the states where the Company operates. The State of New York is examining the Company’s New York franchise tax returns for the years ended June 30, 2005 through 2007. The Company does not expect the result of this audit to significantly change the Company’s total unrecognized tax benefits in the next twelve months, but the outcome of tax examinations is uncertain, and unforeseen results can occur. The Company is currently not under income tax examination in any other tax jurisdictions.

The Company anticipates a reduction of $0.1 million in the total amount of unrecognized tax benefits during the next twelve months as a result of the lapsing of the statute of limitations related to a state tax position.

(13)	Preferred Stock

As of June 30, 2010 and 2009, there were 2,000,000 shares of preferred stock, par value $0.01 per share, authorized, none of which were issued and outstanding.

(14)	Shareholder Rights Plan

On August 24, 2005, the Company entered into a shareholder rights plan to replace the previous plan that expired on August 23, 2005. The shareholder rights plan provides for one right to be attached to each share of common stock of the Company. Each right entitles the registered holder to purchase a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $45 per Unit, subject to adjustment. The rights will become exercisable following the tenth day (or such later date as may be determined by the Board of Directors) after a person or group (a) acquires beneficial ownership of 15% or more of the Company’s common stock, or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s common stock. On March 19, 2009, the Company amended the shareholder rights plan to change the beneficial ownership at which the shareholder rights plan is triggered to 10%. On December 22, 2009, the Company amended the shareholder rights plan to change the beneficial ownership at which the shareholder rights plan is triggered to 15%.

Upon exercise and subject to adjustment, each right will entitle the holder (other than the party seeking to acquire control of the Company) to acquire a number of shares of common stock of the Company or, in certain circumstances, such acquiring person having a value equal to two times the then applicable purchase price. The rights may be terminated by the Board of Directors at any time prior to the date they become exercisable at a price of $0.01 per right; thereafter, they may be redeemed for a specified period of time at $0.01 per right. The shareholder rights plan expires on August 24, 2015.

(15)	Share-based Compensation

2008 Incentive Stock Plan

In March 2008 the Company’s stockholders approved the 2008 Incentive Stock Plan (the “2008 Plan”) which provides for the award of up to 1.0 million shares of the Company’s common stock to employees, executive officers and non-employee directors. Awards may be made in different forms including options, restricted stock, restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). Options and SARs are subject to a minimum vesting period of not less than one year from the grant date. Generally awards other than options and SARs are subject to a minimum vesting period of not less than three years from the grant date. Through June 30, 2010, all awards granted under the 2008 Plan have been RSUs and SARs. As of June 30, 2010, there were 0.4 million shares available under the 2008 Plan.

RSUs

RSUs granted to employees and executive officers have a fair value per unit based on the closing price of the Company’s common stock on the grant date. Vesting of the RSUs is based on continued service, certain performance metrics and a time based vesting schedule. The awards consist of three tranches equal to approximately one-third of the award each. The grant date fair value of the RSUs is recognized as compensation expense over a graded schedule with the first tranche recognized over the period between the grant date and the expected date the performance condition will be satisfied, and the remaining tranches recognized over the period between the grant date and the vesting date for each tranche.

RSUs granted to the non-employee members of the Board of Directors of the Company have a grant date fair value per unit based on the closing price of the Company’s common stock on the grant date. Subject to continued service, the RSUs vest in three equal installments upon the date of the Company’s annual meeting of stockholders each fiscal year following the grant. The grant date fair value of the RSUs is recognized as compensation expense on a straight-line basis over the vesting period.

The following table summarizes the RSU activity in the 2008 Plan for fiscal 2010:

	Year Ended June 30, 2010
	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Nonvested at beginning of year	217,000	$1.98
Granted	213,500	$4.26
Vested	(75,988)	$2.00
Forfeited	(84,001)	$3.17

Nonvested at end of year	270,511	$3.40	1.8 years	$2,201,960

The table below summarizes information related to RSUs for fiscal 2010, 2009 and 2008 (in thousands, except shares and per RSU amounts):

	Years Ended June 30,
	2010	2009	2008
Weighted average grant date fair value per RSU granted	$4.26	$1.95	$2.15
Total fair value of RSUs vested	$152	$32	$—
Shares of common stock issued for RSU vesting	59,578	15,000	—
Total intrinsic value of RSUs vested	$352	$38	$—
Income tax benefits realized for RSUs vested	$131	$10	$—

The Company satisfies RSUs vested by authorizing its transfer agent to issue new shares after confirming that all requisite service periods and performance measures have been attained. As of June 30, 2010, there was approximately $0.5 million of total unrecognized compensation cost related to nonvested RSUs granted under the 2008 Plan which is expected to be recognized over a weighted-average period of 1.8 years.

SARs

SARs have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and a weighted average fair value determined using the Black-Scholes option pricing model with the following assumptions:

	Years Ended June 30,
	2010	2009	2008 (1)
Weighted average expected term	6.0 years	6.1 years	—
Weighted average risk-free interest rate	3.09%	3.43%	—
Dividend yield	0%	0%	—
Volatility	89%	75%	—
Weighted average grant date fair value per SAR granted	$2.94	$1.03	$—

(1)	No SARs were granted under the 2008 Plan during fiscal 2008.

The weighted average expected term is based on the expected exercise behavior of the executive and non-executive groups of employees granted SARs. The weighted average risk free interest rate is based on the Daily Treasury Yield Curve Rates on the grant date for each expected term. Volatility was calculated based on an average of the Company’s actual volatility over the seven years prior to each grant date.

The SARs are subject to continued service, vest over three years and have contractual terms of seven years from the grant date. The grant date fair value of the SARs is recognized as compensation expense on a straight-line basis over the vesting period.

As of June 30, 2010, there was approximately $0.3 million of total unrecognized compensation cost related to nonvested SARs granted under the 2008 Plan, which is expected to be recognized over a weighted-average period of 2.0 years.

The following table summarizes the SAR activity in the 2008 Plan for fiscal 2010:

	Year Ended June 30, 2010
	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	143,500	$1.99
Granted	174,500	$3.93
Exercised	(13,832)	$2.13
Forfeited	(85,834)	$3.11

Outstanding at end of year	218,334	$3.09	5.7 years	$1,102,194

Exercisable at end of year	31,323	$1.99	5.0 years	$192,636

The table below summarizes information related to SARs for fiscal 2010, 2009 and 2008 (in thousands, except shares):

	Years Ended June 30,
	2010	2009	2008
Total fair value of SARs vested	$52	$—	$—
Shares of common stock issued for SAR exercises	6,032	—	—
Total intrinsic value of SARs exercised	$54	$—	$—
Income tax benefits realized for SAR exercises	$19	$—	$—

The Company satisfies SAR exercises by authorizing its transfer agent to issue new shares after confirming that all requisite conditions have been satisfied.

The following table shows share-based compensation expense and income tax benefit recognized under the 2008 Plan (in thousands):

	Years Ended June 30,
	2010	2009	2008
Share-based compensation expense:
Non-employee director RSUs	$101	$51	$12
Employee and executive officer RSUs	299	147	—
SARs	145	43	—

Total share-based compensation expense	$545	$241	$12

Income tax benefit recognized for share-based compensation expense	$204	$90	$4

Non-employee director RSU expense is recognized in other operating expense and employee RSU and SAR expense are recognized in payroll and employee benefits in the Consolidated Statements of Operations.

The Company withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of RSUs and the exercise of SARs.

2000 Non-Qualified Stock Option Plan

The Company’s 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) was adopted in August 2000 and provides for the granting of options to acquire common stock of the Company. At the time of adoption, the maximum number of shares of common stock issuable under the 2000 Plan was 2.0 million. As of June 30, 2010, 1.4 million options had been exercised and 0.1 million options remain outstanding under the 2000 Plan. In November 2007, the 2000 Plan was modified to provide that no future option grants will be made pursuant to the 2000 Plan unless the Company’s stockholders approve an amendment to the 2000 Plan to permit future option grants.

1992 Stock Option Plan

The Company’s 1992 Stock Option Plan (the “1992 Plan”) was adopted in November 1992 and expired November 5, 2002. The 1992 Plan provided for the granting of up to 6.0 million options to acquire common stock of the Company as well as the granting of common stock, SARs or other cash awards. As of June 30, 2010, 3.1 million options had been exercised and 0.1 million options remain outstanding under the 1992 Plan. Options under the 1992 Plan were granted as incentive stock options or non-qualified stock options.

All options granted under the 1992 Plan and the 2000 Plan through June 30, 2010 have exercise prices equal to the fair value of the Company’s stock on the date of grant. Options granted under both plans have a 10 year contractual term. Shares issued upon option exercise consist of authorized but unissued shares of the Company’s common stock.

The following table summarizes stock option activity in the 1992 Plan and the 2000 Plan for fiscal 2010:

	Year Ended June 30, 2010
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at beginning of year	617,525	$2.78
Granted	—	—
Expired	(125,359)	$7.78
Exercised	(335,000)	$1.56

Options outstanding at end of year	157,166	$1.41	1.9 years	$1,057,937

Options exercisable at end of year	157,166	$1.41	1.9 years	$1,057,937
Options available for grant at end of year	—

The table below summarizes information related to stock option exercises for fiscal 2010, 2009 and 2008 (in thousands, except shares):

	Years Ended June 30,
	2010	2009	2008
Shares of common stock issued for stock option exercises	335,000	15,000	85,000
Cash proceeds from stock option exercises	$522	$19	$58
Total intrinsic value of stock options exercised	$1,327	$18	$194
Income tax benefits realized for stock option exercises	$496	$4	$72

The Company satisfies stock option exercises by authorizing its transfer agent to issue new shares after confirming that all requisite consideration has been received from the option holder.

(16)	Employee Benefit Plans

401(k) Plan

The Company has a defined contribution plan (“401(k) Plan”) covering eligible employees. The 401(k) Plan allows employees to contribute a portion of their compensation on a pre-tax basis in accordance with plan and statutory rules. The Company matches a percentage of the employee’s contributions according to the 401(k) Plan rules. Contributions for non-union employees are made at the Company’s discretion. The match may be made in the Company’s common stock at the Company’s discretion and subject to plan terms. The Company may also make discretionary profit sharing contributions subject to the 401(k) Plan terms. Matching contributions of $2.3 million, $2.1 million and $1.9 million were made for the 401(k) Plan during fiscal 2010, 2009 and 2008, respectively. The contributions expense was recorded as payroll and employee benefits expense in the Consolidated Statements of Operations. The Company’s matching contribution liability was $2.4 million and $2.7 million as of June 30, 2010 and 2009, respectively. The Company did not provide matching in its common stock or contribute discretionary profit sharing during fiscal 2010, 2009, or 2008.

Defined Benefit Pension Plan

Effective July 1, 2004, the Company established a defined benefit pension plan (the “Pension Plan”) covering eligible employees of one of its subsidiaries, primarily those covered by collective bargaining arrangements. Eligibility is achieved upon the completion of one year of service. Participants become fully vested in their accrued benefit after the completion of five years of service. The amount of benefit is determined using a two-part formula, one of which is based upon compensation and the other which is based upon a flat dollar amount.

The Company’s general funding policy is to make annual contributions to the Pension Plan as required by the Employee Retirement Income Security Act (“ERISA”). Contributions by the Company during fiscal 2010 and 2009 totaled $2.0 million and $2.2 million, respectively.

The following table shows a reconciliation of changes in the Pension Plan’s benefit obligation and plan assets for fiscal 2010 and 2009 (in thousands):

	Years Ended June 30,
	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$8,025	$5,231
Service cost	1,634	1,079
Interest cost	495	358
Plan participants’ contributions	8	10
Benefits paid	(28)	(10)
Administrative expenses paid	(15)	(19)
Actuarial loss	1,987	1,376

Benefit obligation at end of year	12,106	8,025

Change in plan assets:
Fair value of plan assets at beginning of year	7,369	6,747
Actual return on plan assets	1,033	(1,544)
Employer contributions	2,039	2,185
Benefits paid	(28)	(10)
Administrative expenses paid	(15)	(19)
Plan participants’ contributions	8	10

Fair value of plan assets at end of year	10,406	7,369

Funded status at end of year	$(1,700)	$(656)

Amounts recognized in the Consolidated Balance Sheets totaling $1.7 million and $0.7 million as of June 30, 2010 and 2009, respectively, were classified as noncurrent liabilities.

Amounts in accumulated other comprehensive income (loss) before income taxes that have not been recognized as net periodic benefit cost as of June 30, 2010 and 2009 consist of (in thousands):

	Years Ended June 30,
	2010	2009
Net loss	$4,835	$3,512
Prior service cost	583	647

	$5,418	$4,159

The accumulated benefit obligation for the Pension Plan was $9.6 million and $6.6 million as of June 30, 2010 and June 30, 2009, respectively.

The components of net periodic benefit cost and other amounts recognized as comprehensive (income) loss are as follows (in thousands):

	Years Ended June 30,
	2010	2009	2008
Net periodic benefit cost
Service cost	$1,634	$1,079	$1,733
Interest cost	495	358	207
Expected return on plan assets	(621)	(589)	(449)
Amortization of net prior service cost	64	64	—
Amortization of net loss	252	—	—

Net periodic benefit cost	$1,824	$912	$1,491

Other changes in plan assets and benefit obligations recognized as other comprehensive (income) loss
Net loss	$1,575	$3,509	$480
Prior service cost (a)	(64)	(64)	711
Net loss recognized during year	(252)	—	—

Total recognized in other comprehensive (income) loss (b),(c),(d)	$1,259	$3,445	$1,191

Total recognized as net periodic benefit cost and other comprehensive (income) loss	$3,083	$4,357	$2,682

(a)	On July 1, 2008, the Company amended the Pension Plan to change the benefit formula for eligible participants. This change resulted in the recognition of $0.7 million of prior service costs, which are reported as an adjustment to other comprehensive (income) loss.

(b)	In the Consolidated Statement of Stockholders’ Deficit and Comprehensive Income, the adjustments to accumulated other comprehensive income (loss) in fiscal 2010 were net of an income tax benefit of $0.5 million consisting of a $24,000 tax provision relating to the amortization of prior service cost, a $0.1 million tax provision related to the amortization of net loss and a $0.6 million tax benefit related to the net loss.
(c)	In the Consolidated Statement of Stockholders’ Deficit and Comprehensive Income, the adjustments to accumulated other comprehensive income (loss) in fiscal 2009 were net of an income tax benefit of $1.3 million consisting of a $24,000 tax provision relating to the amortization of prior service cost and a $1.3 million tax benefit related to the net loss.
(d)	In the Consolidated Statement of Stockholders’ Deficit and Comprehensive Income, the adjustments to accumulated other comprehensive income (loss) in fiscal 2008 were net of an income tax benefit of $0.5 million consisting of a $0.3 million tax benefit relating to the prior service cost and a $0.2 million tax benefit related to the net loss.

The prior service cost for the Pension Plan and the net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in fiscal 2011 are $0.1 million and $0.3 million, respectively.

The assumptions used to determine the Company’s benefit obligation as of June 30, 2010 and 2009 were:

	2010	2009
Discount rate	5.64%	6.17%
Rate of increase in compensation levels	4.00%	4.00%

The assumptions used to determine the Company’s net periodic benefit cost for fiscal 2010, 2009 and 2008 were:

	2010	2009	2008
Discount rate	6.17%	6.86%	6.26%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	7.50%	7.50%	7.50%

Assumed discount rates were determined by applying the spot rates underlying the Citigroup Pension Discount Curve to the Pension Plan’s anticipated cash flows. A level rate was calculated that when compounded annually produced the same present value as the result of the spot rate calculation above, with an adjustment to reflect a provision for expenses. The resulting adjusted level rate is the discount rate.

In developing the expected long-term rate of return assumption, management evaluated the outputs of financial models designed to simulate results under multiple investment scenarios and to estimate long-term investment returns based on the Pension Plan’s asset allocation.

The Company’s Pension Plan assets as of June 30, 2010 and 2009 by asset category are shown below:

	Target Allocation	Actual 2010 Allocation	Actual 2009 Allocation
Asset allocation:
Equity securities	60%-70%	58.1%	59.8%
Debt securities	25%-40%	37.2%	33.9%
Real estate	5%-15%	4.7%	6.3%

Total	100.0%	100.0%	100.0%

The Company invests in a diversified portfolio to ensure that adverse or unexpected results from a security class will not have a detrimental impact on the entire portfolio. The portfolio is diversified by asset type, performance and risk characteristics and number of investments. Asset classes and ranges considered appropriate for investment of the Pension Plan’s assets are determined by the Pension Plan’s investment committee. The asset classes include domestic and foreign equities, emerging market equities, domestic and foreign investment grade and high-yield bonds and domestic real estate.

The fair values of the Pension Plan assets as of June 30, 2010 by asset class are as follows (in thousands):

	Total Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
Domestic large-cap	$3,824	$3,824	$—	$—
Domestic small- and mid-cap	740	740	—	—
International	1,481	1,329	152	—

Total equity securities	6,045	5,893	152	—

Debt securities	3,874	2,469	1,405	—
Real estate	487	215	—	272

Total plan assets	$10,406	$8,577	$1,557	$272

The following table presents the changes in Level 3 Pension Plan assets for fiscal 2010 (in thousands):

	Fair Value at June 30, 2009	Loss on Plan Assets (a)	Net Purchases/Sales	Net Transfers Into/(Out of) Level 3	Fair Value at June 30, 2010
Real estate	$299	$(101)	$74	$—	$272

Total	$299	$(101)	$74	$—	$272

(a)	Unrealized loss on Level 3 Pension Plan assets was $11,000 for the period ended June 30, 2010.

The Company expects to contribute approximately $2.1 million to the plan during fiscal 2011.

Future benefit payments expected to be made from plan assets are summarized below by fiscal year (in thousands):

Expected benefit payments:
2011	$15
2012	18
2013	29
2014	133
2015	237
2016-2020	2,601

(17) Earnings per Share

Income from continuing operations per share assuming no dilution is computed by dividing income from continuing operations by the weighted-average number of shares outstanding. Income from continuing operations per share assuming dilution is computed based on the weighted-average number of shares outstanding after consideration of the dilutive effect of stock options and RSUs.

A reconciliation of the weighted-average number of shares outstanding utilized in the basic and diluted income from continuing operations per share computations is as follows (in thousands, except per share amounts):

	Years Ended June 30,
	2010	2009	2008
Income from continuing operations	$6,260	$7,565	$4,572
Less: Net income attributable to noncontrolling interest	2,261	1,609	812

Income from continuing operations attributable to Rural/Metro	$3,999	$5,956	$3,760

Average number of shares outstanding—Basic	25,106	24,834	24,787
Add: Incremental shares for:
Dilutive effect of share-based awards	245	81	165

Average number of shares outstanding—Diluted	25,351	24,915	24,952

Income (loss) from continuing operations per share attributable to Rural/Metro—Basic	$0.16	$0.24	$0.15

Income (loss) from continuing operations per share attributable to Rural/Metro—Diluted	$0.16	$0.24	$0.15

For fiscal 2009 and 2008, 0.1 million and 0.4 million shares of common stock underlying stock options and SARs, respectively, were excluded from consideration for the earnings per share computation because such options had exercise prices in excess of the average market price of the Company’s common stock during the respective period and, therefore would have had an antidilutive effect. For fiscal 2010, no such options or SARs were excluded.

(18)	Commitments and Contingencies

Performance Bonds

Certain counties, municipalities, and fire districts require the Company to provide a performance bond or other assurance of financial or performance responsibility. The Company may also be required by law to post a performance bond as a prerequisite to obtaining and maintaining a license to operate. As a result, the Company has performance bonds that are renewable annually. The Company had $8.6 million of performance bonds outstanding as of June 30, 2010.

Operating Leases

The Company leases various facilities and equipment under operating lease agreements. Rental expense charged to continuing operations under these leases (including leases with terms of less than one year) was $15.3 million, $15.5 million and $13.9 million in fiscal 2010, 2009 and 2008, respectively.

Minimum rental commitments under non-cancelable operating leases for each of the fiscal years ending June 30 are as follows (in thousands):

2011	$13,025
2012	11,053
2013	10,008
2014	8,681
2015	7,080
Thereafter	16,544

$66,391

Indemnifications

The Company is a party to a variety of agreements entered into in the ordinary course of business pursuant to which it may be obligated to indemnify other parties for certain liabilities that arise out of or relate to the subject matter of the agreements. Some of the agreements entered into by the Company require it to indemnify other parties against losses due to property damage including environmental contamination, personal injury, failure to comply with applicable laws, the Company’s negligence or willful misconduct, or breach of representations and warranties and covenants.

Additionally, some of the Company’s customer agreements require the Company to provide certain assurances related to the performance of its services. Such assurances, from time to time, obligate the Company to (i) pay penalties for failure to meet response times or other requirements, (ii) lease, sell or assign equipment or facilities (either temporarily or permanently) in the event of uncured material defaults or other certain circumstances, or (iii) provide performance bonds or letters of credit issued in favor of the customer to cover costs resulting, under certain circumstances, from an uncured material default. With respect to such performance bonds, the Company is also required to indemnify the surety company for losses paid as a result of any claims made against such bonds.

The Company and its subsidiaries provide for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, by-laws, articles of association or similar organizational documents, as the case may be. In addition, the Company has entered into indemnification agreements with its directors and certain officers of the Company. The Company maintains directors’ and officers’ insurance, which should enable it to recover a portion of any future amounts paid.

In addition to the above, from time to time the Company provides standard representations and warranties to counterparties in contracts in connection with sales of its securities and the engagement of financial advisors, and also provides indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties, or in certain other circumstances relating to the sale of securities or their engagement by the Company.

While the Company’s future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations, and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under any of these indemnities have not had a material effect on the Company’s business, financial condition, results of operations or cash flows. Additionally, the Company does not believe that any amounts that it may be required to pay under these indemnities in the future will be material to the Company’s business, financial condition, results of operations or cash flows.

Legal Proceedings

From time to time, the Company is a party to, or otherwise involved in, lawsuits, claims, proceedings, investigations and other legal matters that have arisen in the ordinary course of conducting its business. The Company cannot predict with certainty the ultimate outcome of any of these lawsuits, claims, proceedings, investigations and other legal matters which it is a party to, or otherwise involved in, due to, among other things, the inherent uncertainties of litigation, government investigations and proceedings and legal matters in general. The Company is also subject to requests and subpoenas for information in independent investigations. An unfavorable outcome in any of the lawsuits pending against the Company or in a government investigation or proceeding could result in substantial potential liabilities and have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. Further, these proceedings and investigations, and the Company’s actions in response to them, could result in substantial potential liabilities, additional defense and other costs, increase the Company’s indemnification obligations, divert management’s attention, and/or adversely affect the Company’s ability to execute its business and financial strategies.

Regulatory Compliance

The Company is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Within the healthcare industry, government investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers is ongoing. From time to time, the Company is subject to investigations relating to Medicare and Medicaid laws pertaining to its industry. The Company cooperates fully with the government agencies that conduct these investigations. Violations of these laws and regulations could result in exclusion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Under the Company’s existing compliance program, the Company initiates its own investigations and conducts audits to examine compliance with various policies and regulations, including periodic reviews of the levels of service and corresponding rates the Company bills to various payers. Internal investigations or audits may result in significant repayment obligations for patient services previously billed or the modification of estimates relating to reimbursements. For example, in the quarter ended March 31, 2010, following a review of certain claims in the Company’s East segment, a reserve was established in the amount of $1.5 million for a change in estimate relating to levels of service on claims for which the Company was previously reimbursed. The Company believes that it is substantially in compliance with fraud and abuse statutes and their applicable governmental interpretation.

Ohio Medicare

The Company is cooperating with an investigation by the U.S. government regarding the Company’s operations in the State of Ohio in connection with allegations of certain billing inaccuracies. Specifically, the government alleges that certain services performed between 1997 and 2001 did not meet Medicare medical necessity and reimbursement requirements. The government has examined sample records for each of the years stated above. The Company disagrees with the allegations and believes that there are errors in the sampling methodology performed by the government. Although the Company continues to disagree with the government’s allegations, the Company is engaged in settlement negotiations with the government and has made a counteroffer of $2.4 million in exchange for a full release relating to the government’s allegations. During fiscal 2009, the Company recorded charges of $0.8 million to continuing operations and $0.4 million to discontinued operations, as a portion of this matter relates to the Company’s discontinued operation in Marion, Ohio. In fiscal 2010, no additional charges were recorded. As of June 30, 2010, $2.4 million remained accrued for this matter. Although there can be no assurances that a settlement agreement will be reached, any such settlement agreement would likely require the Company to make a substantial payment to the government and may require the Company to enter into a Corporate Integrity Agreement (“CIA”) or similar arrangement. If a settlement is not reached, the government has indicated that it will pursue further civil action. At this time it is not possible to predict the ultimate conclusion of this investigation.

Texas Anti-Kickback Statute

In fiscal 2007, the Company negotiated a settlement in connection with the U.S. government investigation into alleged discounts made in violation of the federal Anti-Kickback Statute related to the Company’s discontinued operations in the State of Texas. Specifically, that certain of the Company’s contracts with medical facilities in effect in Texas prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute. In connection with the settlement of the matter, the Company entered into a CIA, which is effective for a period of five years, beginning April 18, 2007. Pursuant to the CIA, the Company is required to maintain a compliance program that includes, among other things, the appointment of a compliance officer and committee; the training of employees nationwide; enhancing procedures relating to certain of our contracting processes, including tracking contractual arrangements; review by an independent review organization; and reporting of certain reportable events.

These requirements are currently a part of the Company’s ongoing compliance program. Although this matter has been settled, there can be no assurances that other investigations or legal action related to these or similar matters will not be pursued against the Company in other jurisdictions or for different time frames.

During fiscal 2008, the Company made full payment on the remaining $1.4 million Texas obligation.

Tennessee Medicare

The Company appealed a determination made by a Medicare intermediary that certain claims for services provided in the Company’s Tennessee market were not reimbursable. Following an appeal and subsequent recalculation by the Medicare intermediary during fiscal 2008, the Company repaid $1.7 million to the Medicare intermediary in order to satisfy these overpayments.

The Company believes that reserves established for specific contingencies of $3.9 million and $2.4 million as of June 30, 2010 and 2009, respectively, are adequate based on information currently available. The specific contingencies at June 30, 2010 primarily include the Ohio matter and service level matter discussed above.

(19)	Segment Reporting

Effective July 1, 2010, the Company realigned its reporting segments. Segment information has been recast to reflect the operations in the realigned reporting segments. The Company has four geographical operating zones that correspond with the manner in which the associated operations are managed and evaluated by its chief operating decision maker. These reporting segments are:

Segment	States
East	Connecticut, Delaware, Illinois, Indiana, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, Wisconsin, West Virginia and the District of Columbia

South	Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, North Carolina, South Carolina and Tennessee

Southwest	Arizona, Kansas, New Mexico, Oklahoma and Texas

West	Alaska, California, Colorado, Hawaii, Idaho, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming

Although each state (and the District of Columbia) has been assigned to an operating zone, the Company currently has operations in the following 20 states: Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, New Jersey, New York, North Dakota, Ohio, Oregon, Tennessee, South Dakota and Washington.

Each reporting segment provides ambulance services while the Company’s fire and other services are primarily in the South and Southwest segments. The Company’s specialty fire operations, which consist primarily of airport and industrial facility fire protection, operate in multiple states but are reported in the South segment.

The accounting policies used in the preparation of the Company’s consolidated financial statements have also been followed in the preparation of the accompanying financial information for each reporting segment. For management purposes, the Company’s measure of segment profitability is defined as income from continuing operations before depreciation and amortization, interest, income taxes and loss on extinguishment of debt. Additionally, corporate overhead allocations have been included within segment profits. Segment results presented below reflect continuing operations only. Segment asset information is not used by the Company’s chief operating decision maker in assessing segment performance.

The following table summarizes segment information for fiscal 2010, 2009 and 2008:

	East	South	Southwest	West	Total
Year ended June 30, 2010
Net revenues from external customers;
Ambulance services	$122,047	$95,633	$146,598	$93,528	$457,806
Other services (1)	3,733	29,244	39,545	426	72,948

Total net revenue	$125,780	$124,877	$186,143	$93,954	$530,754

Segment profit	$23,090	$10,454	$29,910	$7,382	$70,836
Year ended June 30, 2009
Net revenues from external customers;
Ambulance services	$111,510	$87,204	$130,984	$88,150	$417,848
Other services (1)	3,907	28,430	40,905	710	73,952

Total net revenue	$115,417	$115,634	$171,889	$88,860	$491,800

Segment profit	$21,421	$10,259	$24,070	$4,025	$59,775
Year ended June 30, 2008
Net revenues from external customers;
Ambulance services	$106,412	$78,716	$133,518	$84,951	$403,597
Other services (1)	3,846	26,864	40,794	759	72,263

Total net revenue	$110,258	$105,580	$174,312	$85,710	$475,860

Segment profit	$18,898	$8,759	$22,324	$3,059	$53,040

(1)	Other services consists of revenue generated from fire protection services; including master fire contract and subscription fire services, airport fire and rescue, home health care services, dispatch contracts, billing contracts and other miscellaneous forms of revenue.

The following is a reconciliation of segment profit to income from continuing operations before income taxes (in thousands):

	Years Ended June 30,
	2010	2009	2008
Segment profit	$70,836	$59,775	$53,040
Depreciation and amortization	(15,982)	(14,258)	(12,405)
Goodwill impairment	(1,184)	—	—
Interest expense	(29,096)	(30,843)	(31,731)
Interest income	235	324	374
Loss on debt extinguishment	(14,154)	—	—

Income from continuing operations before income taxes	$10,655	$14,998	$9,278

(20)	Discontinued Operations

During fiscal 2010, the Company made the decision to exit fire protection contracts in Florida and Wisconsin and ambulance services contracts in Salt Lake City, Utah and Jefferson County, Georgia. Because the operations in these markets are considered separate components of the Company as defined by GAAP, their results of operations are reported as income from discontinued operations in the Consolidated Statements of Operations for fiscal 2010, 2009 and 2008. Although the decision to exit these markets occurred in fiscal 2010, the Consolidated Statements of Operations for fiscal 2009 and 2008 have been recast to reflect these operations as discontinued. There were no discontinued operations related to the noncontrolling interest for fiscal 2010, 2009 and 2008.

Revenue and income (loss) from discontinued operations for fiscal 2010, 2009 and 2008 (in thousands) were as follows:

	Years Ended June 30,
	2010	2009	2008
Net revenue:
East	$142	$1,640	$3,979
South	1,139	2,846	4,000
Southwest	39	169	4,088
West	1,655	4,215	3,549

Net revenue from discontinued operations	$2,975	$8,870	$15,616

	Years Ended June 30,
	2010	2009	2008
Income (loss):
East	$38	$(443)	$509
South	(19)	(256)	(498)
Southwest	114	(147)	621
West	(624)	(84)	(295)

Income (loss) from discontinued operations	$(491)	$(930)	$337

Income (loss) from discontinued operations is presented net of income tax provision/(benefit) of $(0.3) million, $(0.5) million and $0.2 million for fiscal 2010, 2009 and 2008, respectively.

In addition to the recurring revenues and expenses associated with operations classified as discontinued, the Company recognized certain non-recurring pre-tax gains and losses during fiscal 2010, 2009 and 2008 as described below.

•

As discussed in Note 2, during fiscal 2008, the Company recognized gains of $2.1 million on the sale of certain previously written-off self pay accounts receivables of which $0.4 million was included within income (loss) from discontinued operations for fiscal 2008. The gains associated with discontinued operations were allocated to the Company’s East, South, Southwest and West segments and were $30,000, $184,000, $122,000 and $15,000, respectively.

•

During fiscal 2008, the Company recorded an additional reserve in the amount of $0.7 million for a change in estimate relating to the U.S. government’s review of reimbursement levels for certain patients in the Company’s Washington, D.C. operations, which were discontinued during fiscal 2004. The impact of this additional reserve is included in the East segment’s loss from discontinued operations for fiscal 2008. The total reserve for this issue was $0.6 million at June 30, 2008.

•

During fiscal 2008, the Company recognized $0.6 million of revenue upon the termination of its contract in Queen Creek, Arizona, effective January 1, 2008. This revenue is recorded in the Southwest segment’s income from discontinued operations for fiscal 2008.

(21)	Variable Interest Entities

GAAP may require a company to consolidate in its financial statements the assets, liabilities and activities of a VIE. GAAP provides guidance as to the definition of a VIE and requires that such VIEs be consolidated if the interest in the entity has certain characteristics including: voting rights not proportional to ownership and the right to receive the majority of expected residual returns or the requirement to absorb a majority of the expected losses. Additionally, the party exposed to the majority of the risks and rewards is the entity’s primary beneficiary, and the primary beneficiary must consolidate the entity.

In 2003, the Company determined that its investment in San Diego Medical Services Enterprise, LLC (“SDMSE”), the entity formed with respect to our public/private alliance with the City of San Diego, meets the definition of a VIE and that the Company is the primary beneficiary. The determination was made because:

•	The Company is entitled to a 50% interest in the profits and losses of SDMSE based on ownership percentage, but is only entitled to a 40% interest in voting;

•

SDMSE operates as the emergency services provider to the City of San Diego and certain surrounding areas. The Company provides emergency services personnel as well as administrative functions such as billing, purchasing and accounting to SDMSE. Therefore substantially all of SDMSE’s activities involve the Company; and

•	If cumulative losses exceed a determined threshold, the Company must absorb 100% of losses above that threshold.

Accordingly, the Company’s investment in SDMSE must be consolidated under GAAP. The Company began consolidating SDMSE during the fiscal 2003 based on its analysis and restated prior periods as allowed under GAAP.

The Company believes, based on the historical financial performance of SDMSE, that the probability is remote that SDMSE’s losses will exceed the cumulative threshold and require the Company to absorb 100% of the additional losses.

The following is a summary of SDMSE’s assets and liabilities (in thousands):

	As of June 30, 2010	As of June 30, 2009
Current assets	$8,761	$8,913
Noncurrent assets	547	200

Total assets	$9,308	$9,113

Current liabilities	$5,931	$5,465
Noncurrent liabilities	—	—

Total liabilities	$5,931	$5,465

The assets held by SDMSE are generally not available for use by the Company. SDMSE’s operations are financed from cash flows from operations.

Under GAAP, the Company must reassess the VIE status if there are changes in the entity’s capital structure and/or in its activities or assets. The Company has not changed its determination of SDMSE’s status as a VIE since its original analysis in fiscal 2003.